Supplement dated December 4, 2007 to Prospectus Supplement dated September 28, 2007 (to Prospectus dated June 11, 2007)

$1,148,688,000 (Approximate)
Mortgage Pass-Through Certificates

Deutsche Alt-A Securities Mortgage Loan Trust, Series 2007-3
Issuing Entity

DB Structured Products, Inc.
Sponsor

ACE Securities Corp.
Depositor

Wells Fargo Bank, N.A.
Securities Administrator and Master Servicer

The prospectus supplement dated September 28, 2007 to the prospectus dated June 11, 2007 with respect to the above-captioned series is hereby amended as follows:

1.

The following risk factor is hereby added under “RISK FACTORS” in the prospectus supplement:

“Holders of the Class II-A-1 Certificates will not have voting rights.

Holders of the Class II-A-1 Certificates may not have any voting rights with respect to any matters.  Voting rights that would otherwise be allocable to these classes of certificates will be exercisable by an entity (other than the depositor or the sponsor) to be designated by the underwriter in writing to the trustee and the securities administrator until such time as such entity shall be terminated.  Such entity will not have any fiduciary duties with respect to the holders of these classes of certificates, and may exercise such voting rights in a manner that adversely affects the yield of the Class II-A-1 Certificates.”

2.

The section of the prospectus supplement entitled “POOLING AND SERVICING AGREEMENT—Voting Rights” is hereby replaced in its entirety with the following:

“Voting Rights

At all times, 98% of all voting rights will be allocated among the holders of the Senior Certificates, the Mezzanine Certificates and the Class CE Certificates in proportion to the then outstanding Certificate Principal Balances of their respective certificates; provided, that, voting rights that would otherwise be allocable to the holders of the Class II-A-1 Certificates will not be exercisable by such holders but instead will be exercisable only by an entity (other than the depositor or the sponsor) to be designated by the underwriter in writing to the trustee and the securities administrator until such time as such entity shall be terminated.  Such entity will not have any fiduciary duties with respect to the holders of the Class II-A-1 Certificates, and may exercise such voting rights in a manner that adversely affects the yield of the Class II-A-1 Certificates. At all times, 1% of all voting rights will be allocated to the holders of the Class P Certificates in proportion to the then outstanding Certificate Principal Balances of their respective certificates and 1% of all voting rights will be allocated to the holders of the Residual Certificates.  The initial owner of the Residual Certificates is Deutsche Bank Securities Inc.”

3.

The first sentence of the section of the prospectus supplement entitled “POOLING AND SERVICING AGREEMENT— Reports to Certificateholders” is hereby replaced in its entirety with the following:

“On each Distribution Date, the securities administrator will make available to each certificateholder, the depositor and the entity designated by the underwriter to exercise voting rights otherwise allocable to the Class II-A-1 Certificates, a statement generally setting forth, among other information:”

4.

The second to last paragraph of the section of the prospectus supplement entitled “

ERISA CONSIDERATIONS” is hereby replaced in its entirety with the following:

“Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA and Section 4975 of the Code, the effect of the assets of the trust being deemed “plan assets,” the applicability of the Underwriter Exemption and the potential consequences in their specific circumstances, prior to making an investment in the Offered Certificates.  Moreover, each Plan fiduciary should determine whether under the general fiduciary standards of investment prudence and diversification, an investment in the offered certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio, and with respect to the Class II-A-1 Certificates, the fact that holders of such certificates may not be able to exercise any voting rights with respect to such certificates.”

Deutsche Bank Securities

Underwriter